EXHIBIT 21

Name	Jurisdiction
Cognizant Technology Solutions U.S. Corporation	Delaware
Cognizant Technology Solutions Canada, Inc.	Canada
Cognizant Technology Solutions Asia Pacific Pte Ltd.	Singapore
Cognizant Technology Solutions GmbH	Germany
Cognizant Technology Solutions Australia Pty Ltd.	Australia
Cognizant Technology Solutions Ireland Limited	Ireland
Cognizant Technology Solutions India Pvt. Limited	India
Cognizant Technology Solutions Ltd.	Mauritius
Cognizant (Mauritius) Development Limited	Mauritius
Cognizant Technology Solutions AG (Ltd. SA)	Switzerland
Cognizant Technology Solutions Development Corporation	Delaware
Cognizant Technology Solutions Investment, LLC	Delaware
Cognizant Technology Solutions Overseas Corporation	Delaware
ACES International, Inc.	Utah
Cognizant Technology Solutions (Netherlands) B.V.	The Netherlands
Cognizant Technology Solutions Benelux B.V.	The Netherlands
Cognizant Technology Solutions B.V.	The Netherlands
Cognizant Technology Solutions Italia, S.p.A.	Italy
Cognizant Technology Solutions (Shanghai) Co., Ltd	China
Cognizant Technology Solutions France S.A.	France
Ygyan Consulting Private Ltd.	India
Ygyan Consulting Private SDN BHD	Malaysia